GAIN Capital Announces Monthly Metrics for September 2016

Bedminster, New Jersey (October 10, 2016) - GAIN Capital Holdings, Inc. (NYSE: GCAP, “GAIN” or “the Company”) today reported certain operating metrics for the month of September 2016.

Retail Segment Metrics

•	OTC average daily volume[1] of $9.4 billion, an increase of 13.2% from August 2016 and a decrease of 40.3% from September 2015.

•	OTC trading volume[1] of $207.8 billion, an increase of 8.3% from August 2016 and a decrease of 40.3% from September 2015[2].

•	Active OTC accounts[3] of 133,009, a decrease of 1.9% from August 2016 and 11.2% from September 2015.

Institutional Segment Metrics

•	ECN average daily volume[1] of $8.5 billion, an increase of 29.8% from August 2016 and 28.7% from September 2015.

•	ECN volume[1] of $186.3 billion, an increase of 24.1% from August 2016 and 28.7% from September 2015.

•	Swap Dealer average daily volume[1] of $3.1 billion, a decrease of 2.5% from August 2016 and an increase of 15.9% from September 2015.

•	Swap Dealer volume[1] of $67.7 billion, a decrease of 6.8% from August 2016 and an increase of 15.9% from September 2015.

Futures Segment Metrics

•	Futures average daily contracts of 31,873, an increase of 12.7% from August 2016 and a decrease of 16.3% from September 2015.

•	Futures contracts of 669,340, an increase of 2.9% from August 2016 and a decrease of 16.3% from September 2015.

•	Active futures accounts[3] of 8,594, a decrease of 0.5% from August 2016 and an increase of 0.3% from September 2015.

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1 US dollar equivalent of notional amounts traded.
2For the quarter, indirect volume represented 39% of total retail OTC trading volume.
3Accounts that executed a transaction during the last 12 months.

Management Commentary

“Q3 2016 was marked by lower volatility and narrow average true ranges for many products, which resulted in lower customer engagement and a decrease of GAIN’s quarterly retail revenue per million of nearly 30% below our 1H 2016 levels,” remarked Glenn Stevens, Chief Executive Officer. “The decline in volatility and customer engagement impacted much of the retail industry with GAIN and its competitors showing significant declines in quarterly volumes. However, we have seen a significant increase in volatility and engagement in early October and expect this to continue over the course of Q4 and into FY 2017 as a result of Brexit concerns, the US presidential election and continued uncertainty relating to global interest rates,” concluded Mr. Stevens.

Historical metrics and financial information can be found on the Company’s investor relations website at http://ir.gaincapital.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of GAIN’s financial performance. GAIN undertakes no obligation to publicly update or review previously reported operating data.

About GAIN Capital

GAIN Capital Holdings, Inc. provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities.  GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.

Gain Capital Investor Relations
+1 908.731.0737
ir@gaincapital.com

Media Contact
Chris Mittendorf, Edelman for GAIN Capital
+1 212.704.8134
pr@gaincapital.com